SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2006

PORTAL SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25829	77-0369737
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10200 South De Anza Boulevard

Cupertino, CA 95014

(Address, including zip code, of principal executive offices)

(408) 572-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On February 17, 2006, Portal Software, Inc. (the “Registrant”) entered into a Lease Termination Agreement (the “Agreement”) with Symantec Corporation (“Symantec”) regarding the office space located at 10200 South De Anza Boulevard, Cupertino, California (“De Anza”) and 10201 Torre Avenue, Cupertino, California (“Torre).

Under the terms of the Agreement, the Registrant has committed to pay $5 million to Symantec in consideration of Symantec terminating the leases on De Anza and Torre. The Registrant shall surrender the De Anza premises by September 30, 2006 and the Torre premises over a period of time as specified in the Agreement. The Registrant’s commitment is contingent upon Symantec acquiring ownership of the De Anza and Torre buildings no later than March 31, 2006. In the event Symantec completes such acquisition, the Registrant expects to reduce its future lease liabilities by up to $46 million and to reduce its annual cash expenses by approximately $8 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03 as if fully set forth herein.

Forward Looking Statement

Statements in this release concerning the Registrant’s future lease liabilities and annual cash expense savings are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following: (i) the Registrants inability to find a suitable replacement for the premises as specified under the Agreement; and (ii) the risk of interruption in the Registrant’s business operations.

These consequences, if they materialize, could have a material adverse impact on our business and operations. Other factors which could cause actual results to differ from those discussed in this Form 8-K are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 30, 2004, subsequent quarterly reports on Form 10-Q and other SEC filings. All statements made in this Form 8-K are made only as of the date of this filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTAL SOFTWARE, INC.

Dated: February 22, 2006	By:	/s/ Larry Bercovich
Larry Bercovich
SVP, General Counsel & Secretary